[SILVERMINE APARTMENTS]

               AGREEMENT FOR PURCHASE AND SALE
             OF REAL ESTATE AND RELATED PROPERTY


     THIS AGREEMENT FOR PURCHASE AND SALE OF REAL ESTATE AND RELATED PROPERTY ("Agreement") is made and entered into as of the ______ day of October, 1994, by and between DMC-SILVERMINE APARTMENTS LIMITED, a Texas limited partnership ("Seller"), and TGM REALTY CORP. #3, a Delaware corporation ("Purchaser").

                          RECITALS

     A. Seller holds title to an apartment complex located in Victoria, Texas and commonly known as "Silvermine Apartments."

     B. Seller has previously made available to Purchaser (or will make available concurrently with the execution of this Agreement) the following items (collectively called the "Information Package") in connection with the Silvermine Apartments: (i) copies of all service contracts currently in effect ("Service Contracts"), (ii) copies of real estate tax bills for the years 1992 and 1993, and 1994, if available,
(iii) copies of any warranties and permits currently in effect and in the possession of Seller ("Permits and Warranties"), (iv) income and expense statements for the years 1992 and 1993, and for the first eight (8) months of 1994, (v) copies of the plans and specifications for the Improvements (as defined below) in the possession of Seller ("Plans"),
(vi) current rent roll with respect to all tenants occupying space in the Improvements ("Rent Roll"), (vii) copy of any environmental report in the possession of Seller ("Existing Environmental Report"), and (vii) copy of the existing survey ("Existing Survey").

     C. Seller desires to sell, and Purchaser desires to acquire, the Silvermine Apartments and certain related property on an "AS IS, WHERE IS" basis, without any conditions, representations or warranties of any kind, except as specifically and expressly set forth in this Agreement.

     NOW, THEREFORE, in consideration of and in reliance upon the above Recitals (which are incorporated in and made a part of this Agreement), and the mutual covenants, promises and undertakings set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:


                         AGREEMENTS

    1.  PURCHASE AND SALE OF PROPERTY.

     A. Seller agrees to sell and convey and Purchaser agrees to purchase and accept the following described property (all of which is hereinafter collectively referred to as the "Property"):

         1. Certain land ("Land") located in Victoria, Texas, and more specifically described in Exhibit A attached hereto and made a part hereof, together with all easements, tenements, hereditaments and appurtenances pertaining thereto and all of Seller's right, title and interest in all strips and gores within or bounding the Land.

         2. The buildings, improvements and fixtures now situated on the Land (collectively, the "Improvements").

         3. All of Seller's right, title and interest in personal property, machinery, apparatus, and equipment situated on the Land or the Improvements ("Personal Property"). An inventory of the Personal Property is listed on Exhibit B, attached hereto and made a part hereof. The Personal Property specifically excludes any computers owned by Seller or the Property Manager (as hereinafter defined) and any personal property owned by tenants under the Leases (as hereinafter defined). The Personal Property to be conveyed is subject to depletions, replacements and additions in the ordinary course of the operation, repair and maintenance of the Land and Improvements.

         4. All of Seller's right, title and interest in and to all of the following, whether now or hereafter affecting the Improvements or any part thereof: occupancy leases ("Leases"), Service Contracts, Plans, Permits and Warranties, the right (if any) to use the name "Silvermine Apartments", and copies of any existing books, records, documents and intangible property (other than accounts, accounts receivable and computer programs) desired by Purchaser pertaining to the operation, maintenance, repair and leasing of the Property in the possession of Seller and located at the Premises.

The Land and Improvements are sometimes together referred to herein as the "Premises."

     B. Except as set forth in Section 11 hereof and except for the express representations and warranties of Seller set forth in Section 8.A of this Agreement, the Property is being sold in an "AS IS-WHERE IS" condition and with "ALL FAULTS" as of the date of this Agreement. Except as specifically and expressly set forth in this Agreement, no promises, representations or warranties have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, director, shareholder, beneficiary, affiliate, person, firm, agent or representative acting or purporting to act on behalf of Seller as to (i) the condition or state of repair or utility of the Property,
(ii) the value, expense of operation or income potential thereof, or
(iii) as to any other fact or condition which has or could affect the Property or the condition, repair, value, expense of operation or income potential of the Property or any portion thereof, including, without limitation, with respect to any environmental matters which could affect the Property. The parties acknowledge and agree that the intent of this Agreement is that Purchaser shall have until the expiration of the Inspection Period (as hereinafter defined) to examine and approve or disapprove the Information Package and additional matters not reflected in the Information Package to its own satisfaction, including, without limitation, the environmental condition of the Property, and compliance with the Americans with Disabilities Act. Except as specifically and expressly set forth in this Agreement, Seller shall have no liability for the accuracy of any matters, facts or data reflected in the Information Package. The parties acknowledge and agree that all understandings and agreements heretofore made between them or their respective agents or representatives regarding the purchase and sale of the Property are merged into this Agreement and the Exhibits made a part hereof, which alone fully and completely express their agreement with respect to the subject matter of this Agreement and that neither party is relying upon any statement, promise or representation by the other unless such statement, promise or representation is specifically and expressly set forth in this Agreement or the Exhibits made a part hereof.

     C. Without in any way limiting Section 2.B above, Purchaser expressly waives any rights or remedies it may have under the Deceptive Trade Practices - Consumer Protection Act of the State of Texas in accordance with the provisions of Section 17.42(a)(3) thereof. In connection therewith, Purchaser represents to Seller that Purchaser has knowledge and experience in business matters enabling it to evaluate the merits and risks of the purchase of the Property, that this Agreement was negotiated at arms-length, and that Purchaser was not in a significantly disparate bargaining position. This provision shall expressly survive Closing or the earlier termination of this Agreement.

    2.  PURCHASE PRICE.

     The purchase price ("Purchase Price") which Seller agrees to accept and Purchaser agrees to pay for the Property is FIVE MILLION SEVEN HUNDRED FIFTY THOUSAND DOLLARS ($5,750,000) U.S., payment of which is to be made as follows:

     A. Upon execution of this Agreement by Purchaser, Purchaser shall make an earnest money deposit of TWO HUNDRED THOUSAND DOLLARS ($200,000) U.S. ("Deposit"). The Deposit shall be held in escrow by American Title Company, as agent for Chicago Title Insurance Company (sometimes called the "Deposit Escrowee" or the "Title Company") in an interest bearing account pursuant to the terms of a joint order escrow agreement in the form of Exhibit C attached hereto and made a part hereof ("Deposit Escrow Agreement"). Any interest earned on the Deposit shall be considered part of the Deposit. Except as otherwise specifically provided in this Agreement, the Deposit shall be paid to Seller and applied to the Purchase Price at Closing (as hereinafter defined).

     B. At Closing, Purchaser shall pay to the Deposit Escrowee an amount equal to the Purchase Price, less the Deposit and plus or minus prorations as provided herein, via wire transfer in immediately available U.S. funds ("Cash Balance") as follows:

Southwest Bank of Texas
P.O. Box 27459
Houston, Texas 77227-7459

ABA #113011258
Account: 007-284-2
For American Title Company GF # 311186-J

Please notify Kim Sobieski or Mary Rosenberg
(713) 965-9777

Purchaser and Seller shall cause Title Company to disburse the Cash Balance to Seller upon the recording of the Deed (as hereinafter defined). In connection with such disbursement, Purchaser and Seller agree to execute any mutually acceptable closing instructions to Title Company.

    3.  PRIOR TO CLOSING.

     During the period from the date of Seller's execution of this Agreement until Closing or the earlier termination of this Agreement, Seller shall:

     A. Except as otherwise provided in this Agreement, operate the Property through its on-site property manager ("Property Manager"), in accordance with good business practices and, through the Property Manager, keep the Property in its existing condition and state of repair, ordinary wear and tear and loss due to fire or other casualty excepted, subject to Section 11 below.

     B. Neither enter nor permit the Property Manager to enter into any new Lease (or extensions, modifications or renewals of existing Leases) without the prior written consent of Purchaser, which shall not be unreasonably withheld, denied or delayed, except Seller or the Property Manager may offer (and/or enter into) new Leases (or extensions, modifications or renewals of existing Leases) (without the consent of Purchaser) in the ordinary course of business and in accordance with Seller's customary tenant qualification requirements, provided that such Leases (or extensions, modifications or renewals of existing Leases) provide for monthly rent equal to the fair market rent therefor and for a term of not more than one (1) year. With respect to any new Lease (or extensions, modifications or renewals of existing Leases) for which the consent of Purchaser is required hereunder, unless a reasonable basis for refusing to give such consent is communicated to Seller within two (2) business days after a request therefor is made by Seller, such consent shall be deemed to have been given by Purchaser. Seller shall pay all costs in connection with new Leases (or extensions, modifications or renewals of existing Leases) entered into by Seller pursuant to this
Section 3.B (including leasing commissions, tenant improvement costs, cash work allowances, moving costs and other tenant incentives); provided, however, Seller shall pay only those tenant improvements costs (including, without limitation, costs in connection with the cleaning and preparation of vacated apartment units) incurred by Seller prior to Closing in accordance with Seller's standard maintenance and operating procedures. Notwithstanding anything herein to the contrary, Seller shall pay leasing commissions in connection with new Leases only to the extent (i) such Leases are executed prior to Closing, and (ii) the tenants thereunder take possession of the subject portion of the Premises within forty-five (45) days after the date of Closing.

     C. Neither enter nor permit the Property Manager to enter into any new Service Contract or extend, renew or modify or amend any existing Service Contract, except those that are cancelable on not more than 30 days' written notice without penalty.

     D. Keep the Improvements insured against fire or other hazards covered by extended coverage endorsement and comprehensive public liability insurance against claims for bodily injury, death and property damage occurring in, on or about the Premises, on terms no less favorable than currently existing.

     E. Not sell, mortgage, pledge, hypothecate or otherwise transfer or dispose of all or any part of the Property or any interest therein, except that Seller may enter into new Leases or extensions of existing Leases pursuant to Section 3.B above, and except for depletions and replacements of Personal Property in the ordinary course of the operation, repair and maintenance of the Land and Improvements and except as a result of the exercise of a condemnation (but subject to Section 11 hereof).

     F. Promptly give written notice to Purchaser upon obtaining knowledge of the occurrence of any event which affects the truth or accuracy of any representations or warranties made by Seller in this Agreement.

     G. Subject to the terms of Section 4 below, afford Purchaser and its representatives full access to the Premises and to Seller's books, records and files relating to the Property, at reasonable times, including but not limited to the date of Closing.

     H. Not apply any tenant's security deposit to the discharge of such tenant's obligations unless such tenant has vacated such tenant's demised premises.

     I. Advise Purchaser within five (5) business days of Seller's receipt of written notice of the existence of any litigation or governmental proceeding affecting the Premises to which Seller becomes a party, but in any event prior to the Closing. It shall be a condition precedent to Purchaser's obligation to accept title to the Premises, that there shall be no such litigation or proceeding pending at Closing which has a potential adverse effect upon the Premises or Seller's ability to convey the Premises to Purchaser.

     J. Not permit any alteration, structural modification or additions to the Premises without the consent of Purchaser, other than in the nature of routine maintenance or emergency repairs.

     K. Not create (or agree to create) any exception to title or covenant, restriction, easement or other lien on the Premises without the consent of Purchaser.

     L. At Purchaser's election, terminate, effective immediately prior to the Closing, all employees of Seller, if any, employed at or in connection with the Premises as designated by Purchaser, without cost or expense to Purchaser, including but not limited to the Property Manager.

    4.  INSPECTION OF THE PROPERTY.

     During the period ("Inspection Period") commencing on the date hereof and ending thirty (30) days thereafter, Purchaser and its agents and representatives may inspect the Property (including the Leases and the books, records and documents of the Property maintained by either Seller or the Property Manager at the Premises) and conduct such sampling or non-destructive testing as Purchaser shall reasonably deem necessary during normal business hours, subject to the following terms and conditions:

     A. Purchaser shall give Seller (in care of Keith Harris (312) 915-2710) reasonable telephonic notice of its intention to inspect the Property or conduct any sampling or testing. In addition, Purchaser shall give at least two (2) business days telephonic notice to John Hahn (202-408-6430) before any environmental sampling or testing is done at the Premises. Seller acknowledges that such notice in connection with environmental sampling or testing to be conducted at the Premises has been given by Purchaser.

     B.    If Purchaser desires to conduct any environmental sampling or testing at the Premises, Purchaser shall first provide Seller with the proposed study plan therefor ("Plan"). The Plan is subject to the approval of Seller and no environmental sampling or testing shall be performed until the Plan therefor has been approved by Seller, which
approval shall not be unreasonably withheld or delayed.   Seller
acknowledges that the Plan has been given to and approved by Seller. Purchaser agrees that Seller may have a representative present at any inspection, sampling or testing of the Premises, including, but not limited to, an environmental engineer or consultant designated by Seller (in connection with any environmental sampling or testing conducted by Purchaser in accordance with this Section 4). At Seller's request, any sampling or testing by Purchaser's environmental consultant shall be conducted in a manner so as to provide "split" samples or data to Seller's environmental consultant. All costs and expenses incurred by Seller pursuant to this Section 4.B shall be borne by Seller.

     C. Purchaser shall maintain adequate liability insurance coverage for its officers, employees, agents and representatives inspecting the Property and, at Seller's request, will provide Seller with written evidence of same.

     D. Any such inspections, sampling or testing conducted by Purchaser shall be at Purchaser's sole cost and expense and Purchaser agrees to keep the Property free and clear of any liens which may arise as a result of such inspections, sampling or testing of the Premises.

     E. Purchaser shall restore promptly any physical damage caused by its inspection, sampling or testing of the Premises.

     F. Purchaser shall, upon the request of Seller, provide Seller with copies of written sampling test results and reports prepared by third parties, but otherwise Purchaser and its officers, directors, employees, agents and representatives shall keep all such information, sampling and test results and reports obtained or developed during or as a result of such inspection, sampling or testing strictly confidential, except as provided in Section 13.F below.

     G. Purchaser hereby indemnifies and agrees to defend, and hold Seller and its partners, and their respective officers, directors, shareholders, advisors, beneficiaries, agents, employees, representatives and affiliates harmless from and against all loss, cost, liability, lien, damage or expense, including reasonable attorneys' fees and costs made, sustained, suffered or incurred against or by Seller and its partners and their respective officers, directors, shareholders, advisors, beneficiaries, agents, employees, representatives and affiliates and attributable to or arising out of a breach of the foregoing agreements by Purchaser in connection with any such inspection, sampling or testing.

    5.  TERMINATION OF AGREEMENT.

     If based on the inspection rights granted to Purchaser in Section 4 above, Purchaser determines that it has an objection to the condition of the Property for any reason whatsoever or for no reason, then Purchaser may elect to terminate this Agreement by giving Seller notice, in writing, that it elects to terminate this Agreement, which notice must be received by Seller not later than 5:00 P.M. Central Time on the last day of the Inspection Period. In such event, the Deposit Escrowee shall return promptly the Deposit to Purchaser, other than $100 which shall be paid to Seller as consideration for the Inspection Period, and neither party shall have any liability to the other, except for the obligations of Purchaser set forth in Section 4.G above and Section 13.F below and the obligations of both parties set forth in Section 8.D below, which shall survive the termination of this Agreement. If Purchaser fails to give timely notice of its election to terminate this Agreement as aforesaid, it shall be conclusively presumed that Purchaser has satisfied or waived the foregoing contingency.

    6.  TITLE AND SURVEY.

     A. The Premises shall be conveyed to Purchaser at Closing by a recordable special warranty deed in the form of Exhibit D attached hereto and made a part hereof ("Deed") and shall be subject only to (i) the lien of non-delinquent real estate taxes and assessments, (ii) the rights of tenants, as tenants only, under the Leases, (iii) acts and deeds of Purchaser, and (iv) the matters approved or deemed approved by Purchaser pursuant to Section 6.B below (collectively called the "Permitted Exceptions").

     B. Within seven (7) days after the date of this Agreement, Seller shall furnish to Purchaser (i) a commitment ("Title Commitment") for an Owner's Policy of Title Insurance in the form currently prescribed by the State Board of Insurance of Texas showing title to the Premises in Seller, and proposing to insure Purchaser in the amount of the Purchase Price, and issued by the Title Company, and (ii) copies of each recorded document affecting the Premises shown on the Title Commitment. Anything to the contrary in this Agreement notwithstanding, Seller agrees to pay or discharge any liens and encumbrances arising after the effective date of the Title Commitment and prior to Closing which are voluntarily created by Seller; provided, however, Seller may cause the Title Company to insure over any mechanics liens filed against the Premises. The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters to be insured thereby, subject only to the Permitted Exceptions. If the Title Commitment discloses matters which are not Permitted Exceptions pursuant to Sections 6.A(i)-(iii) above or which are objected to by Purchaser, Purchaser shall give written notice specifying such fact to Seller within ten (10) days after its receipt of the Title Commitment and legible copies of all underlying documents creating title exceptions (and failure to timely give such notice of objection shall constitute approval of the Title Commitment by Purchaser), and Seller shall have (at Seller's election) thirty (30) days after the date of receipt of Purchaser's written notice ("Title Cure Period") to have the Title Company waive such matters or commit to insure for the full amount of the policy against loss or damage that may be occasioned by such matters. If Seller (in its sole discretion) does not provide Purchaser with written notice that Seller has arranged with the Title Company to have such matters removed or committed to be insured over within the Title Cure Period, Purchaser may, within two (2) business days after the earlier to occur of (x) receipt of notice from Seller that Seller does not elect to cure or have insured over the matter objected to by Purchaser, or (y) the expiration of the Title Cure Period, (i) terminate this Agreement upon written notice given to Seller, or (ii) elect, upon written notice given to Seller, to take title as it then is without any set-off or deduction of any kind against the Purchase Price or otherwise. If this Agreement is so terminated, the Deposit Escrowee shall return promptly the Deposit to Purchaser and neither party shall have any liability to the other except for the obligations of Purchaser set forth in Section 4.G above and Section 13.F below and the obligations of the parties set forth in Section 8.D below, which shall survive the termination of this Agreement. If Seller does not receive written notice of Purchaser's election to terminate this Agreement within the two business day period specified above, Purchaser shall be conclusively presumed to have elected to terminate this Agreement.

     C. Within twenty (20) days after the date hereof, Seller shall cause to be furnished to Purchaser an update of the Existing Survey ("Updated Survey"), certified to Purchaser or its designee and the Title Company by a surveyor registered in the State of Texas and containing the surveyor's certification that no portion of the Premises is located in an area designated as being within a flood plain pursuant to the Flood Disaster Act of 1973, as amended, and which certification is substantially in the form of Exhibit E attached hereto and made a part hereof. If the Updated Survey discloses any matter which is objected to by Purchaser, Purchaser shall give written notice specifying such fact to Seller within five (5) days of its receipt of the Updated Survey (and failure to timely give such notice of objection shall constitute approval of the Updated Survey by Purchaser), in which event, Purchaser shall (at the time of such notice) elect either to (i) terminate this Agreement, or
(ii) grant Seller a period of up to thirty (30) days from the date of receipt of Purchaser's written notice ("Survey Cure Period") to have such matters removed from the Updated Survey or to have the Title Company commit to insure for the full amount of the policy against loss or damage that may be occasioned by such matters, in either case, to Purchaser's reasonable satisfaction (and failure of Purchaser to so elect shall be deemed to constitute Purchaser's election to have granted Seller the thirty-day period to remove or have insured over any matter on the Updated Survey not shown on the Existing Survey). If Seller (in its sole discretion) does not have such matters removed from the Updated Survey or committed to be insured over within the Survey Cure Period, in either case, to Purchaser's reasonable satisfaction, Purchaser may, within two
(2) business days after the earlier to occur of (x) receipt of notice from Seller that Seller does not elect to remove or have insured over the matter objected to by Purchaser, or (y) the expiration of the Survey Cure Period, (i) terminate this Agreement upon written notice given to Seller, or (ii) elect, upon written notice given to Seller, to accept the Updated Survey as it then appears without any set-off or deduction of any kind against the Purchase Price or otherwise. If this Agreement is so terminated, the Deposit Escrowee shall return promptly the Deposit to Purchaser and neither party shall have any liability to the other except for the obligations of Purchaser set forth in Section 4.G above and
Section 13.F below and the obligations of the parties set forth in
Section 8.D below, which shall survive the termination of this Agreement. If Seller does not receive written notice of Purchaser's election to terminate this Agreement within the two business day period specified above, Purchaser shall be conclusively presumed to have elected to terminate this Agreement.

     D. The cost of the Title Commitment and the owner's title insurance policy issued pursuant thereto ("Title Policy") and the Updated Survey shall be paid by Seller. The cost of curing (if elected by Seller) any title or survey defects or adverse matters (limited as set forth in Sections 6.B and 6.C above) which are not Permitted Exceptions shall be paid by Seller. The standard printed exceptions contained in the Title Policy shall be modified at Closing as follows: (1) the exception pertaining to discrepancies, conflicts or shortages in area shall be deleted except for "shortages in area", (2) the exception related to taxes shall be amended to read "taxes for the year 1994 and subsequent years and subsequent assessments for prior years due to change in land usage or ownership", (3) the exception pertaining to restrictions shall reflect only restrictions that are Permitted Exceptions or shall be deleted, and (4) the exception pertaining to rights of parties in possession shall be limited only to those holding under the Leases, as tenants only. The cost for modifying the standard printed exception as set forth in clause (1) above shall be paid by Purchaser. Any additional coverages or endorsements available in Texas which are desired by Purchaser shall be obtained solely at Purchaser's own expense and shall not be conditions of closing.

     E. Purchaser is hereby advised in writing that Purchaser should have the Title Commitment examined by an attorney of Purchaser's own selection or that Purchaser should be furnished with or obtain the Title Policy. Seller shall furnish Purchaser with the Title Policy in accordance with the provisions of this Agreement.

    7.  CLOSING.

     Payment of the Purchase Price and the consummation of the transaction contemplated by this Agreement ("Closing") shall take place at 9:00 a.m. Central time at the offices of the Title Company in Houston, Texas on that date which is fifteen (15) days after the expiration of the Inspection Period (or, if such date is not a business day, the Closing shall take place on the first business day thereafter), or at such earlier date or other place as may be mutually agreed upon in writing by both Seller and Purchaser. The date of the Closing may be extended by Seller beyond such date by the number of days (not to exceed 30 days) needed to (a) satisfy any prepayment requirements contained in the existing mortgage financing documents pertaining to the Property, and
(b) cure title or survey defects or adverse matters pursuant to Section 6 above.

    8.  REPRESENTATIONS AND WARRANTIES.

     A.   Seller represents and warrants to Purchaser that:

         1. Seller is a limited partnership, duly organized, validly existing and in good standing under the laws of the State of Texas, has duly authorized the execution and performance of this Agreement and such execution and performance will not violate Seller's Partnership Agreement or any contract or agreement by which Seller is bound.

         2. This Agreement is valid and enforceable against Seller in accordance with its terms and each instrument to be executed by Seller pursuant to this Agreement will, when executed and delivered, be enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         3. To Seller's knowledge, neither Seller nor the Property Manager has received written notice prior to the date hereof from any governmental authority of any violation of any environmental, zoning, building, fire or health code or law applicable to the Property or any portion thereof, that has not heretofore been corrected. However, no warranty is made with respect to the Americans With Disabilities Act, 42 USC Section 12101 et seq. and the regulations promulgated thereunder, or with respect to any matters disclosed in the Existing Environmental Report (if any).

         4. To Seller's knowledge, the Service Contracts contained in the Information Package are all of the contracts made by Seller or the Property Manager which affect the Property as of the date of the Information Package, except for the Leases, the Permitted Exceptions and the existing property management agreement which is to be terminated effective upon Closing.

         5. There are no delinquencies with respect to real estate taxes affecting the Premises.

         6. The Land constitutes a separate parcel or parcels for real estate tax purposes.

         7. Seller does not have any employees in connection with the Property.

         8. There are no real estate tax protests or proceedings initiated by Seller affecting the Premises.

         9. There is no pending or (to Seller's knowledge) threatened litigation (including, without limitation, any condemnation or notice of condemnation) affecting or related to the Property, except for litigation that is covered by Seller's insurance.

        10. Each person executing and delivering this Agreement and all documents to be executed and delivered in regard to the consummation of the transaction which is the subject of this Agreement on behalf of Seller has due and proper authority to execute and deliver same.

     B.   Purchaser represents and warrants to Seller that:

         1. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, has duly authorized the execution and performance of this Agreement, and such execution and performance will not violate its Articles of Incorporation, Bylaws or any contract or agreement by which it is bound.

         2. This Agreement is valid and enforceable against Purchaser in accordance with its terms and each instrument to be executed by Purchaser pursuant to this Agreement will, when executed and delivered, be enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally.

         3. Each person executing and delivering this Agreement and all documents to be executed and delivered in regard to the consummation of the transaction which is the subject of this Agreement on behalf of Purchaser has due and proper authority to execute and deliver same.

     C. As used in Section 8.A. (or in any other Sections of this Agreement), "knowledge" shall mean and be limited to the actual knowledge (as distinguished from implied, imputed or constructive knowledge) of Jack Dinerstein (the general partner of the general partner of Seller) and Lynn Oliver (the on-site manager of the Property for Property Manager). Such "knowledge" of the aforedescribed individuals shall not include a duty to inquire or investigate any facts or information with respect to the Property or the warranties of Seller contained herein.

     D. Seller and Purchaser mutually represent and warrant to each other that each has had no dealings, negotiations, or consultations with any broker or other intermediary in connection with this Agreement or the sale of the Property, except for Burney Interests, Inc. ("Burney"). Provided the transaction contemplated hereby is consummated, Seller shall pay a brokerage commission to Burney in an amount previously agreed to by such parties, and Seller agrees to indemnify, defend and hold Purchaser free and harmless from any claims (including attorneys' fees) of Burney for Seller's breach of its covenant to pay Burney such commissions pursuant to the terms of this Section 8.D. Seller and Purchaser agree that each will indemnify, defend and hold the other free and harmless from the claims (including attorneys' fees) of any other broker or other intermediary claiming to have dealt with Seller or Purchaser, respectively, in connection with this Agreement or the sale of the Property. The indemnification obligations of Seller and Purchaser pursuant to this Section 8.D shall survive the Closing.

     E. It shall be a condition to each party's obligation to close that the representations and warranties of the other party are true and correct in all material respects as of Closing.

     F. If prior to Closing Purchaser obtains actual knowledge (as distinguished from implied, imputed or constructive knowledge) that any of Seller's representations and warranties are not true and correct, Purchaser shall promptly notify Seller of same. Seller shall have a period of thirty (30) days in which to attempt to cure any breach of warranty alleged by Purchaser or any breach of warranty otherwise discovered by Seller (and the date of Closing shall be extended accordingly); provided, however, that Seller, at its sole option, may elect not to cure (or attempt to cure) the alleged breach. If Seller does not cure such breach of warranty within the specified time, Purchaser may (i) terminate this Agreement upon written notice given to Seller within fifteen (15) days after the expiration of the thirty (30) day period, unless Purchaser is notified that such breach is cured within the fifteen (15) day period, or (ii) elect, upon written notice given to Seller within fifteen (15) days after the expiration of the thirty (30) day period, to close without any set-off or deduction of any kind against the Purchase Price or otherwise. If this Agreement is so terminated, neither party shall have any liability to the other except for the obligations of Purchaser set forth in Section 4.G above and Section 13.F below and the obligations of the parties set forth in Section 8.D above, which shall survive the termination of this Agreement. If Seller does not receive written notice of Purchaser's election to close this transaction within fifteen (15) days after the expiration of the thirty
(30) day period, Purchaser shall be conclusively presumed to have elected to terminate this Agreement, in which event, the provisions of the immediately preceding sentence shall be applicable.

     G.   The representations and warranties set forth in Sections
8.A.1, 8.A.10, 8.B.1, 8.B.3 and 8.D shall survive the Closing for the full period of the applicable statute of limitations. The representations and warranties set forth in the Deed shall survive the Closing for a period of three (3) years. All of the other representations, warranties and certifications of the parties set forth in Sections 8.A and 8.B above and in the documents delivered pursuant to Sections 10.A.2 and 10.A.3 below (collectively called the "Conveyance Documents") shall survive Closing, provided written notice of any claim arising from a breach of such representations, warranties and certifications must be specified and received by the other party not later than six (6) months after the date of Closing and prosecuted by the filing of a lawsuit in a court of proper jurisdiction within nine (9) months of Closing. All other claims for breach of such representations, warranties and certifications shall be barred and neither party shall have any liability with respect thereto. In no event shall the aggregate liability of Seller for a breach of the representations, warranties and certifications set forth in Section 8.A above (except for the representations contained in Sections 8.A.1, 8.A.10 and in the Deed) or contained in the Conveyance Documents exceed TWO HUNDRED TWENTY THOUSAND Dollars ($220,000). Notwithstanding anything contained herein to the contrary, Purchaser shall have no right to recover damages against Seller for the breach of any representation, warranty or certification of Seller contained herein or in the Conveyance Documents as to which Purchaser had actual knowledge prior to Closing, but as to which Purchaser did not give Seller the notification required in Section 8.F above. The maximum liability of Seller for a breach of any of the warranties or covenants contained in Sections 8.A.1, 8.A.10, and in the Deed, shall not exceed the Purchase Price. Purchaser shall not assert any claim against Seller under the Deed with respect to warranties of title (as distinguished from Seller's authority to execute and deliver the Deed to Purchaser, with respect to which Purchaser's rights to assert a claim against Seller shall not be so limited, except as provided above) until Purchaser has first pursued all applicable rights and remedies available under the Title Policy with respect to such claim (and all applicable appeal periods have expired). Purchaser and Seller hereby acknowledge and agree that at Purchaser's request, the Deed shall contain no reference to the limitations set forth in this Section 8.G, and that notwithstanding such omission, the covenants and conditions contained in this Section 8.G shall survive the recording of the Deed. Any conflict or inconsistency between the rights and obligations of Seller and Purchaser as enumerated under this Section 8.G and under the Deed shall be governed by the terms of this Agreement. Nothing contained herein shall limit the rights of Purchaser to pursue any and all claims against the Title Company under the terms of the Title Policy.

    9.  CLOSING COSTS AND PRORATIONS.

     A. Seller and Purchaser shall share equally the cost of the escrow closing arrangements imposed by Title Company, the aggregate amount of which shall not exceed $250. Except as otherwise specifically provided in this Agreement, each party shall bear its own costs in performing its obligations under this Agreement including, without limitation, its own attorneys' fees and, in the case of Purchaser, all costs and expenses in connection with its inspection of the Property as provided in Section 4 above.

     B. The following items are to be prorated or adjusted as of 11:59 p.m. on the date immediately prior to the date of Closing
("Proration Date"):

         1. Rents, as and when collected. If as of the Proration Date there are rents owed by tenants for the month in which the Closing occurs, then the first monies received from said tenant or tenants shall be received on account of or in payment of such past due rents and (i) if Purchaser receives said past due rents, Seller's aforesaid share thereof shall be remitted by Purchaser to Seller, and (ii) if Seller receives such past due rents, Purchaser's aforesaid share thereof shall be remitted by Seller to Purchaser. With respect to any arrears for periods prior to the month in which the Closing occurs, Purchaser shall pay such arrears to Seller as and when collected from the monies received from such tenant provided such tenant is otherwise current in its rent. With respect to rents for any period subsequent to the month in which the Closing occurs that may be received by Seller, Seller shall promptly remit such rents to Purchaser.

         2. Real estate and personal property taxes, if any, on the basis of the fiscal year for which assessed. If the Closing shall occur before the tax rate or assessment is fixed for the fiscal year in which the Closing occurs, then the apportionment of such real estate and personal property taxes at the Closing shall be upon the basis of the tax rate for the next preceding year applied to the latest assessed valuation. Final adjustment will be made upon the actual tax amount, when determined.

         3. Tax and utility company deposits, if any, and if assignable and assigned.

         4. Water and sewer charges on the basis of the most recent bills available, but if there are water meters on the Premises, Seller, to the extent the same is obtainable, shall furnish a reading effective as of the Proration Date, or if not so obtainable, to a date not more than thirty (30) days prior to the Proration Date, and the unfixed meter charges based thereon for the intervening period shall be apportioned on the basis of such last reading. Upon the taking of a subsequent actual reading, such apportionment shall be readjusted and Seller or Purchaser, as the case may be, will promptly deliver to the other the amount determined to be so due upon such readjustment. If Seller is unable to furnish such prior reading, any reading subsequent to the Closing will be apportioned on a per diem basis from the date of such reading immediately prior thereto and Seller shall pay the proportionate charges due up to the date of Closing.

         5.  Amounts paid or payable in respect of any Service
     Contracts assigned to Purchaser hereunder, including but not limited to, any up-front "bonus" payments made in consideration of entering into any Service Contract (which up-front "bonus" payments, if any, shall be prorated based upon the unexpired term of the applicable Service Contract).

         6. Electricity, gas and steam, if any, prorated based upon the most current bill.

         7. Fuel, if any, based on a fuel company letter showing measurement no more than two (2) days prior to Closing and valued at current prices.

         8. Purchaser shall receive a credit against the Cash Balance in an amount equal to all tenant security deposits (including any pet deposits) and accrued interest to which tenants may be entitled pursuant to the Leases which are to be assigned to Purchaser at the Closing and which have not been previously applied by Seller in accordance with the provisions of Section 3.H above; provided, however, Purchaser hereby acknowledges that any and all cleaning fees assessed against tenants upon commencement of such tenants' Leases shall not be subject to any proration under this
     Section 9.B.8.

         9. Except as set forth in this Agreement, the customs of the county in which the Premises is located shall govern prorations.

     C. If such prorations result in a payment due Purchaser, then the Cash Balance shall be reduced by such sum.

     D. If such prorations result in a payment due Seller, then the same shall be paid to Seller in addition to the Cash Balance payable at Closing.

     E. The parties hereto shall endeavor to prepare a schedule of prorations on the Proration Date prior to Closing.

     F. The parties hereto shall correct any errors in prorations as soon after the Closing as amounts are finally determined. The parties hereto shall enter into the post-closing adjustment letter at the Closing in the form of Exhibit F annexed hereto ("Post-Closing Adjustment
Letter").

   10.  CLOSING DOCUMENTS AND MATTERS.

     A. On the Proration Date, Seller shall deliver the following original documents into escrow, each acknowledged and executed (as appropriate):

         1. The Deed to the Premises in the form of Exhibit D attached hereto, subject only to the Permitted Exceptions, which Deed shall contain the legal description of the boundaries of the Land as shown on the Updated Survey, provided same has been approved by the Title Company.

         2. A bill of sale with respect to the Personal Property, in the form of Exhibit G attached hereto and made a part hereof.

         3. An assignment and assumption of Leases, Service Contracts, Permits and Warranties, Plans and any other so-called intangible property constituting the Property in the form of Exhibit H attached hereto and made a part hereof.

         4. A letter advising tenants under the Leases of the change in ownership of the Premises, in the form of Exhibit I attached hereto and made a part hereof.

         5.  Originals of all Leases, assigned Service Contracts,
     Permits and Warranties, and Plans (to the extent any of the foregoing are in Seller's possession) and copies of the intangible property described in Section 1.A.4 above, all of which shall be delivered to Purchaser or its agent at the Premises.

         6. An affidavit pursuant to the Foreign Investment and Real Property Transfer Act in the form of Exhibit J attached hereto and made a part hereof.

         7. A title affidavit as reasonably required by the Title Company, in connection with the issuance of the Title Policy, which affidavit may disclose the Leases by attaching a copy of the Rent Roll and which may provide that there is no lienable work that has been performed by or on behalf of Seller on or about the Premises which has not been fully paid for.

         8. Any evidence of the authority of Seller to consummate the transaction contemplated hereby that is reasonably requested by the Title Company.

         9.  The Post-Closing Adjustment Letter dated as of the Closing
     Date.

        10. A rent roll with respect to the Leases certified by Seller that to Seller's knowledge, such rent roll is true and correct in all material respects as of the Closing Date.

        11. All keys in Seller's possession and combinations known to Seller to all locks on the Improvements shall be delivered to Purchaser or its agent at the Premises.

        12. Either (i) an instrument assigning to Purchaser any rights under any proceeding for the reduction of real or personal property taxes assessed against any portion of the Premises for the fiscal year in which the Closing takes place; any refund for such year shall be prorated when received as of the Proration Date, or (ii) a certificate from Seller that no proceeding for the reduction of real or personal property taxes is on-going as of the Closing Date.

        13. UCC searches conducted by a UCC search company reasonably acceptable to Purchaser at the County and State level, searching Seller's name, the name of any other entity known to Seller which may have owned the Property during the past five (5) years, and the name "Silvermine Apartments," updated to a date not more than ten
     (10) days prior to the Closing (the "UCC Search").

        14. Any forms required to transfer any telephone numbers used by Seller in connection with the Property.

        15. Letter from Burney releasing Purchaser from all claims for brokerage commissions in connection with the transaction which is the subject of this Agreement in form and substance reasonably satisfactory to Purchaser.

        16.  Any other instruments specifically referred to inthis
Agreement.

     B. On the Proration Date, Purchaser shall deliver or cause to be delivered the following original documents into escrow, each acknowledged and executed (as appropriate):

         1. The assignment and assumption agreement in the form of Exhibit H hereto.

         2.  The tenant notification letters described in Section
     10.A.4 above.

         3. Any evidence of the authority of Purchaser to consummate the transaction contemplated hereby that is reasonably requested by the Title Company.

         4.  The Post-Closing Adjustment Letter dated as of the Closing
     Date.

         5. Any other instruments specifically referred to in this Agreement.

     C. At Closing, Purchaser shall pay or cause to be paid to Seller the Cash Balance as required pursuant to Section 2 above, plus or minus prorations as determined pursuant hereto. Closing shall be deemed to have occurred (e.g., for purposes of possession and prorations) at such time as Seller shall have delivered the Deed to Purchaser and the Cash Balance shall have been paid to Seller.

     D. In addition to the other conditions to Closing expressly set forth in this Agreement, it shall be a condition to Purchaser's obligation to close the transaction contemplated hereby that Purchaser receives at Closing the Title Policy or the written obligation of the Title Company to issue the Title Policy, in either case showing no exceptions to title other than the Permitted Exceptions.

     E. Seller shall terminate the existing management agreement with the Property Manager effective as of the date of Closing.

     F. Purchaser shall be entitled to possession of the Property at the conclusion of Closing subject only to the matters expressly permitted by or pursuant to this Agreement.

     G. Effective upon Closing, Seller may notify all contractors and utility companies serving the Property advising them of the sale of the Property and to (i) return any deposit or deposits posted by Seller,
(ii) terminate Seller's account effective on noon on the date of Closing, and (iii) direct to Purchaser all bills for services provided to the Property on and after the date of Closing.

   11.  CASUALTY AND CONDEMNATION.

     A. If, prior to Closing, either (i) the Premises are destroyed or materially damaged by fire or other casualty or (ii) the Premises or any part thereof is condemned, then Purchaser may elect to terminate this Agreement. Purchaser shall give written notice of its election to Seller within ten (10) days after receiving notice from Seller of damage or condemnation. In such event, the Deposit Escrowee shall return the Deposit to Purchaser and thereupon this Agreement shall be null and void and neither party shall have any further obligations under this Agreement except under Sections 4.G, 8.D and 13.F, which survive such termination. If Purchaser fails to give such written notice within such ten (10) day period that it elects to proceed with this transaction, this Agreement shall terminate with the same effect as if Purchaser elected to terminate this Agreement as aforesaid. If Purchaser elects to have this Agreement remain in full force and effect despite such damage, casualty or condemnation, then Purchaser shall so notify Seller of its election within such ten (10) day period, in which event Seller will assign to Purchaser at Closing the physical damage proceeds of any insurance policy payable to Seller or Seller's portion of the condemnation award, in either case, not to exceed the Purchase Price.

     B. As used in Section 11.A(i) above and Section 11.C below, material damage shall be deemed to have occurred if the cost of repairing such damage is in excess of ONE HUNDRED TEN THOUSAND DOLLARS ($110,000). As used in Section 11.A (ii) above, a condemnation shall be deemed to have occurred if any governmental authority or other entity having condemnation authority shall institute an eminent domain proceeding or take any steps preliminary thereto (including the giving of any direct notice of intent to institute such proceedings).

     C. If prior to Closing less than a material portion of the Premises is damaged by fire or other casualty, then the transaction contemplated by this Agreement shall be consummated as otherwise provided herein. In the event of such casualty, Purchaser shall receive at Closing a credit against the Cash Balance in an amount reasonably estimated by Seller and Purchaser as the cost to repair such damage or casualty and Seller shall be entitled to retain all proceeds of any insurance policy payable as a result of such casualty. If after Closing it is discovered that there was any damage to the Property occurring between the last day of Purchaser's inspection of the Improvements and the date of Closing that is covered by insurance carried by Seller, Seller will cooperate with reasonable requests of Purchaser to assign Seller's insurance proceeds to Purchaser.

   12.  DEFAULT.

     A. If the Closing fails to occur as a result of Purchaser's default under this Agreement, Seller's sole remedy therefor shall be that the Deposit shall be paid by the Deposit Escrowee to Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for the obligations of Purchaser set forth in Section 4.G. above and Section 13.F below and the obligations of the parties set forth in Section 8.D above. Seller and Purchaser agree that the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages in light of Seller's removal of the Property from the market and the costs incurred by Seller and shall not constitute a penalty or a forfeiture.

     B. If Seller shall default under this Agreement or refuse or fail to convey the Property as herein provided, Purchaser's sole remedy therefor shall be either (1) to terminate this Agreement, or (2) to enforce Seller's obligations to convey the Property in accordance with the provisions of this Agreement, provided that no such action in specific performance shall seek to require Seller to (a) change the condition of the Property or restore the Property or any part thereof following any fire, other casualty or condemnation; (b) expend money or post a bond to remove a title defect or correct any matter shown on the Updated Survey in excess of its obligations under Sections 6.B, 6.C and 6.D above; or (c) secure any permit, or third party approval or consent with respect to the Property or Seller's conveyance of the Property.

   13.  MISCELLANEOUS.

     A. No alteration, modification or interpretation of this Agreement or the Exhibits shall be binding unless in writing and signed by both parties.

     B. If any provision of this Agreement or any application to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law, except that, if as a result thereof, the consideration to be paid to Seller under this Agreement is diminished in any material respect Seller shall have the option, upon written notice to Purchaser, to terminate this Agreement.

     C. This Agreement shall be construed and enforced in accordance with the laws of the State of Texas.

     D. Purchaser may not assign this Agreement without first obtaining Seller's written consent, which consent may be withheld in Seller's sole discretion; provided, however that Seller hereby consents to an assignment of this Agreement to an entity which is wholly-owned by Purchaser or which is wholly-owned by the Public Employees Retirement System of Ohio. Any assignment in contravention of this provision shall be void. No assignment (including an assignment to an entity wholly-owned by Purchaser or wholly owned by the Public Employees Retirement System of Ohio) shall release the Purchaser herein named from any obligation or liability under this Agreement. Purchaser shall notify Seller in writing of the name and address of the assignee pursuant to this Section 13.D and provide Seller with a copy of the assignment.

     E. This Agreement shall be binding and inure to the benefit of Purchaser and Seller and their successors and permitted assigns.

     F. Purchaser shall make no public disclosure of the terms of this transaction without the prior written consent of Seller, except as may be required by law or applicable governmental regulation. Purchaser shall continue to comply with the confidentiality requirements set forth in any confidentiality agreement previously entered into between Seller and Purchaser.

     G. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

     H. In the event of any litigation arising out of this Agreement, in addition to any other rights or remedies specified herein, the prevailing party shall be entitled to its reasonable attorneys' fees and costs.

     I. IN ANY PROCEEDING TO ENFORCE THE TERMS OF THIS AGREEMENT OR OBTAIN ANY REMEDY PROVIDED FOR HEREIN OR OTHERWISE PERMITTED BY LAW IN CONNECTION WITH THE SUBJECT MATTER HEREOF, WHETHER BEFORE OR AFTER CLOSING, SELLER AND PURCHASER WAIVE TRIAL BY JURY TO THE FULLEST EXTENT PERMITTED BY LAW.

     J. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest or any other relationship other than seller and purchaser.

     K.   Time is of the essence of this Agreement.

     L. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument.

     M. Purchaser and Seller agree not to record this Agreement or any memorandum thereof.

     N. No failure or delay by a party to exercise any right it may have by reason of the default of the other party shall operate as a waiver of default or as a modification of this Agreement or shall prevent the exercise of any right by the first party while the other party continues to be so in default.

     O. For the purpose of complying with Internal Revenue Service reporting requirements for this transaction, the parties shall request the Title Company to prepare and file the 1099-S form (and any necessary supporting documentation) at no cost to Purchaser or Seller and Seller and Purchaser shall cooperate with any requests from the Title Company in connection therewith.

     P. The agreements of Seller contained herein shall only be enforceable (subject to all limitations on liability contained in this Agreement) against the property of Seller, including the proceeds of the sale contemplated hereby ("Sale Proceeds"). By executing this Agreement
(i) Purchaser agrees to look solely to the property of Seller, including the Sale Proceeds (subject to all limitations on liability contained in this Agreement) for the enforcement of its rights hereunder, and
(ii) Purchaser hereby waives any claim or any right to proceed for the enforcement of any of its rights hereunder against any of the partners of Seller or any affiliate thereof, in their personal or corporate capacities; provided, however, that Purchaser does not waive the right to proceed against the partners of Seller (subject to all limitations on liability contained in this Agreement) to the extent (and only to the extent) that Sale Proceeds are actually distributed to such partners.

   14.  NOTICES.

     Any notices or requests required or permitted to be given hereunder shall be deemed to be given when (i) hand delivered or (ii) one (1) business day after delivery to Federal Express or similar overnight service for next business day delivery or (iii) received after deposit in the U.S. mail when sent by certified mail, return receipt requested, or
(iv) received if sent by facsimile, provided that a "hard" copy of such notice must be received by the recipient on the second business day after the facsimile copy is received, in all cases addressed to the parties at their respective addresses as follows:

     If to Seller:            DMC-Silvermine Apartments Limited
                              c/o Dinerstein Interests 1981,
                               Partnership
                              6363 Woodway
                              Houston, Texas  77057
                              Attn:  Jack Dinerstein
                              Fax:  (713) 977-4806

     With a copy to:     JMB Realty Corporation
                              900 North Michigan Avenue
                              Chicago, Illinois  60611
                              Attn:  Keith Harris
                              Fax:  (312) 915-2310

     With a copy to:     Dustin E. Neumark, Esq.
                              Sonnenschein Nath & Rosenthal
                              8000 Sears Tower
                              Chicago, Illinois  60606
                              Fax:  (312) 876-7934

     With a copy to:     Sanford J. Slobin, Esq.
                              Brochstein, Slobin & Chapman, P.C.
                              One Riverway, Suite 1150
                              Houston, Texas  77056
                              Fax:  (713)871-1618

     If to Purchaser:    TGM Realty Corp. #3
                              c/o TGM Associates L.P.
                              650 Fifth Avenue
                              28th Floor
                              New York, New York  10019
                              Attn:  Thomas Gochberg
                              Fax:  (212) 399-6310

     With a copy to:     Alan Linder, Esq.
                              Bachner, Tally, Polevoy & Misher
                              380 Madison Avenue
                              New York, New York  10017-2590
                              Fax:  (212) 682-5729

     With a copy to:     Albert H. Hiller, Esq.
                              Haynes & Boone
                              4300 First Interstate Bank Plaza
                              Houston, Texas 77002
                              Fax:  (713) 547-2600


or in each case to such other address as either party may from time to time designate by giving notice in writing to the other party. The attorneys for Seller and Purchaser may give notices on behalf of their respective clients hereunder.

   15.    DISCLOSURES.

     The following disclosures are made to Purchaser:

         A. The Property may be subject to deed restrictions which may be in force by a municipality. If such is the case, Purchaser and Seller will sign and acknowledge at Closing the notice documents in conformity with Local Government Code Article 230.001 through 230.005.

         B.    To the extent the Property is seaward of the Gulf
     Intercoastal Waterway, notice is given pursuant to Section 61.025 of the Texas Natural Resources Code and, if applicable, a form of notice will be signed at Closing.

         C. The Property may be located in a municipal utility district. In accordance with Section 50.301 of the Texas Water Code, disclosure is made of said fact to the extent it is applicable and the form of notice will be signed at Closing.

     IN WITNESS WHEREOF, Seller and Purchaser have executed and delivered this Agreement as of the date first written above, being the date inserted by Seller as the date of its execution and delivery hereof to Purchaser.

SELLER:

DMC-SILVERMINE APARTMENTS LIMITED, a
Texas limited partnership

By Dinerstein Interests, 1981,
Partnership, a Texas general
partnership, its sole general
partner

By _________________________
   Jack Dinerstein
   general partner

PURCHASER:

TGM REALTY CORP. #3, a Delaware
corporation

By: ________________________
    Its_____________________

For purposes of the waiver set forth
herein with respect to the Deceptive
Trade Practice-Consumer Protection
Act

Name:                       ,
                        , Esq.
    Legal Counsel to Purchaser

                            EXHIBIT A

                    Legal Description of Land



                            EXHIBIT B

                   Personal Property Inventory

                            EXHIBIT C

                    Deposit Escrow Agreement


                            EXHIBIT C

                    DEPOSIT ESCROW AGREEMENT



TO:            American Title Company
               5 Post Oak Park
               Suite 1900
               Houston, Texas 77027
               Attention:  Mr. Kim Sobieski


RE:            Escrow Trust No. 311186-J


DATE:     October   , 1994


    I.    PARTIES

          A.   Seller:        DMC-Silvermine Apartments Limited
                              6363 Woodway
                              Houston, Texas  77057
                              Attention:  Jack Dinerstein

          B.   Purchaser:TGM Realty Corp. #3
                              c/o TGM Associates L.P.
                              650 Fifth Avenue
                              28th Floor
                              New York, New York  10019
                              Attention:  Thomas Gochberg
          C.   Escrow
               Holder:        American Title Company
                              5 Post Oak Park
                              Suite 1900
                              Houston, Texas 77027
                              Attention:  Mr. Kim Sobieski

          D.   Purchaser's
                 Counsel  :   Alan Linder, Esq.
                              Bachner, Tally, Polevoy & Misher
                              380 Madison Avenue
                              New York, New York  10017-2590

          E.   Seller's
               Counsel:       Sonnenschein Nath & Rosenthal
                              8000 Sears Tower
                              Chicago, Illinois  60606
                              Attention:  Dustin E. Neumark


   II.    PRELIMINARY STATEMENTS

          A. Concurrently with the execution and delivery of this Deposit Escrow Agreement, Seller and Purchaser have executed and delivered a certain Agreement for Purchase and Sale of Real Estate and Related Property (hereinafter referred to as the "Agreement"), a copy of which has been provided to Escrow Holder. Under the terms of the Agreement, Seller has agreed to sell, and Purchaser has agreed to buy, certain land and improvements in Victoria, Texas and commonly known as Silvermine Apartments.

          B. Pursuant to Section 2.A. of the Agreement, Purchaser is required to deposit with Escrow Holder the sum of Two Hundred Thousand Dollars ($200,000) (hereinafter referred to as the "Earnest Money"), to be held by Escrow Holder pursuant to the terms and provisions of this Deposit Escrow Agreement.

          C. Pursuant to Section 5 of the Agreement, Purchaser has the right to terminate the Agreement upon certain conditions and to have the Earnest Money and interest earned thereon returned to Purchaser.

          D. Provided that the provisions of Section 5 of the Agreement or any other provision of the Agreement pursuant to which Purchaser is entitled to terminate the Agreement and have the Earnest Money earned thereon returned to Purchaser have not been implemented whereby the Agreement is terminated and the Earnest Money returned to Purchaser, then the Earnest Money and any interest earned thereon, are to be applied towards the Cash Balance at Closing as set forth in the Agreement.


  III.    DEPOSIT OF EARNEST MONEY; INVESTMENT DIRECTIONS

          A. Concurrently herewith, Purchaser has delivered the Earnest Money to Escrow Holder in accordance with the Agreement.

          B. Escrow Holder is hereby authorized and directed to invest the Earnest Money in a money market account at Southwest Bank of Texas or in accordance with the written direction of Seller and Purchaser (or Seller's and Purchaser's Counsel). Unless otherwise provided pursuant to the provisions of
               Section IV hereof, such investment shall be for the benefit of Purchaser. The Federal Taxpayer Identification Number for Purchaser is 13-3745185.


   IV.    INSTRUCTIONS

          A. In the event Escrow Holder receives from Seller (or Seller's counsel) a written direction authorizing the return of the Earnest Money and all interest earned thereon to Purchaser, then Escrow Holder is authorized and directed to return, within one (1) business day thereafter, the Earnest Money, together with all interest earned thereon, to Purchaser.

          B. If Escrow Holder does not receive a written direction authorizing the return of the Earnest Money as described
               Section IV. A of this Deposit Escrow Agreement, Escrow Holder is instructed to hold and invest the Earnest Money, together with all interest earned thereon, as provided in
               Section III B. above, until Escrow Holder is in receipt of
               (i) a joint written direction from Seller (or Seller's Counsel) and Purchaser (or Purchaser's Counsel), or (ii) an order, judgment or decree addressed to Escrow Holder which shall have been entered or issued by any court and which shall determine the disposition of the Earnest Money and all interest earned thereon.

          C. Any party delivering a notice required or permitted hereunder shall simultaneously deliver copies of such notice to all parties listed in Section I of this Deposit Escrow Agreement. All notices required herein shall be sent in accordance with Section 14 of the Agreement.

          D. Except as otherwise expressly set forth in this Deposit Escrow Agreement, Escrow Holder shall disregard any and all notices or warnings given by any of the parties hereto.

          E. In case Escrow Holder obeys or complies with any order, judgment or decree of any court with respect to the Earnest Money, Escrow Holder shall not be liable to any of the parties hereto or any other person, firm or corporation by reason of such compliance, notwithstanding any such order, judgment or decree be entered without jurisdiction or be subsequently reversed, modified, annulled, set aside or vacated. In case of any suit or proceeding regarding this Deposit Escrow Agreement to which Escrow Holder is or may be at any time a party, Seller and Purchaser shall each be liable for one-half of all such costs, fees and expenses incurred or sustained by Escrow Holder and shall forthwith pay the same to Escrow Holder upon demand; provided, however, that in the event Escrow Holder is made a party to any suit or proceeding between Seller and Purchaser, the prevailing party in such suit or proceeding shall have no liability for the payment of Escrow Holder's costs, fees and expenses.

          F. Escrow Holder is not to be held responsible for any loss of the principal of or interest on the Earnest Money which may be incurred either (i) as a result of investing the Earnest Money in accordance with this Deposit Escrow Agreement, or
               (ii) as a result of redeeming said investment for the purposes of this Deposit Escrow Agreement.

          G.   In no case shall the Earnest Money be surrendered except
               (i) in the manner specifically described in this Deposit Escrow Agreement; (ii) on an order signed by Seller (or Seller's Counsel) and Purchaser (or Purchaser's Counsel); or
               (iii) in obedience to the process of order of a court as aforesaid.

          H. All fees of Escrow Holder, not to exceed $250, shall be charged one-half to Seller and one-half to Purchaser.

          I. Except as to deposits of funds for which Escrow Holder has received express written direction from Seller and Purchaser (or Seller's and Purchaser's Counsel) concerning investment or other handling, the parties hereto agree that Escrow Holder shall be under no duty to invest or reinvest any portion of the Earnest Money at any time held by it hereunder; provided, however, nothing herein shall diminish Escrow Holder's obligation to apply the full amount of the Earnest Money in accordance with the terms of this Deposit Escrow Agreement.

    V.    MISCELLANEOUS

          A. Any order, judgment or decree requiring Escrow Holder to disburse the Earnest Money shall not be binding upon Purchaser or Seller as to the ultimate disposition of the Earnest Money unless and until a final, non-appealable order, judgment or decree is entered by a court having jurisdiction thereof.

          B. This Deposit Escrow Agreement and all provisions hereof shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

          C. This Deposit Escrow Agreement shall not supersede the Agreement and in case of any conflict or inconsistency between the rights and obligations of Seller and Purchaser hereunder and under the Agreement, the provisions of the Agreement shall govern and control.

          D. The agreements of Seller contained herein shall only be enforceable against the property of Seller, including the proceeds of the sale contemplated hereby ("Sale Proceeds") for the payment of any claims hereunder. By executing this instrument, (i) Purchaser and Escrow Holder agree to look solely to the property of Seller (including the Sale Proceeds) for the enforcement of their rights hereunder, and
               (ii) Purchaser and Escrow Holder hereby waive any claim or any right to proceed for the enforcement of any of their respective rights hereunder against any of the partners of Seller or any affiliate thereof, in their personal or corporate capacities; provided, however that Purchaser and Escrow Holder do not waive the right to proceed against the partners of Seller to the extent (and only to the extent) that Sale Proceeds are actually distributed to such partners.

          E. The agreements of Purchaser contained herein shall only be enforceable against the property of Purchaser (including the Earnest Money) for the payment of any claims hereunder. By executing this instrument, (i) Seller and Escrow Holder agree to look solely to the property of Purchaser (including the Earnest Money) for the enforcement of their rights hereunder, and (ii) Seller and Escrow Holder hereby waive any claim or any right to proceed for the enforcement of their respective rights hereunder against any officers, directors or shareholders of Purchaser.

                                   SELLER:

                                   DMC-SILVERMINE APARTMENTS LIMITED, a
                                   Texas limited partnership

                                   By Dinerstein Interests, 1981,
                                   Partnership, a Texas general
                                   partnership, its sole general
                                   partner

                                   By _________________________
                                      Jack Dinerstein
                                      general partner


                                   PURCHASER:

                                   TGM Realty Corp. #3,
Accepted this      day of          a Delaware corporation
October, 1994.
                                   By:
American Title                          Its
Company

By:
Name:
Title:

                            EXHIBIT D

                      Special Warranty Deed

Prepared by:

Dustin E. Neumark, Esq.
Sonnenschein Nath & Rosenthal
8000 Sears Tower
Chicago, Illinois 60606


                      SPECIAL WARRANTY DEED


STATE OF TEXAS                          )
                                        ) SS
COUNTY OF VICTORIA                 )


          THIS SPECIAL WARRANTY DEED, made this 29th day of November, 1994, by DMC-Silvermine Apartments Limited, a Texas limited partnership ("Grantor"), having an address of 6363 Woodway, Houston, Texas 77057, in favor of TGM Silvermine Inc., a Delaware corporation having an address c/o TGM Associates L.P., 650 Fifth Avenue, New York, New York 10019 ("Grantee").

          WITNESSETH, that Grantor, for and in consideration of the sum of Ten Dollars ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, by these presents does GRANT, SELL and CONVEY unto Grantee, its successors and assigns the following described real property:

          Being that certain tract of land located in Victoria County, Texas and being more particularly described on Exhibit A attached hereto and made a part hereof, together with all improvements, buildings, or fixtures situated or located thereon, and all appurtenant rights, privileges or easements belonging or in any way relating thereto, including but not limited to, all interest, if any, of Grantor in any land lying in or under the bed of any highway, avenue, street, road, alley, easement or right-of-way, open or proposed, in, on, across, abutting or adjacent to the property described on Exhibit A hereto, together with all of Seller's right, title and interest to any strips and gores within or bounding the property described on Exhibit A attached hereto (all of said property and interest being collectively referred to herein as the "Property");

          Subject only to those items listed on Exhibit B attached hereto and made a part hereof.

          TO HAVE AND TO HOLD the Property, together with any and all the rights and appurtenances thereto in anywise belonging to Grantor, unto Grantee, its successors and assigns FOREVER. Grantor, for itself and its successors, does covenant, promise and agree, to and with Grantee that Grantor has not done or suffered to be done, anything whereby the Property hereby granted is, or may be, in any manner encumbered or charged, except as recited herein or in Exhibit B hereto. Grantor does hereby warrant and agree to defend title to the Property against the lawful claims of all persons claiming by, through or under Grantor, but not otherwise, subject to the matters described in Exhibit B hereto.

           The agreements of Grantor contained herein shall only be enforceable (subject to the limitation set forth above) against the property of Grantor for the payment of any claims hereunder, including the consideration received by Grantor hereunder ("Consideration"). By accepting this instrument, (i) Grantee agrees to look solely to the property of Grantor, including the Consideration, for the enforcement of its rights hereunder, and
(ii) Grantee hereby waives any claim or any right to proceed for the enforcement of any of Grantee's rights hereunder against any of the partners of Grantor or any affiliate thereof in their personal or corporate capacities; provided, however, that Grantee does not waive the right to proceed against the partners of Grantor (subject to the limitation set forth above) to the extent (and only to the extent) that Consideration is actually distributed to such partners.

          IN WITNESS WHEREOF, Grantor has caused its name to be signed to these presents the day and year first above written.


          DMC-SILVERMINE APARTMENTS LIMITED, a Texas limited partnership


          By Dinerstein Interests, 1981, Partnership, a Texas general partnership, its sole general partner

                                        By _________________________
                                           Jack Dinerstein
                                           general partner




After recording this
document should be
returned to:


Alan Linder, Esq.
Bachner, Tally, Polevoy
  & Misher
380 Madison Avenue
New York, New York 10017-2570


STATE OF TEXAS                          )
                                        )SS.
COUNTY OF HARRIS                        )


          I, ____________________, a Notary Public in and for said county, in ths state aforesaid, do hereby certify that Jack Dinerstein, general partner of Dinerstein Interests, 1981, Partnership, a Texas general partnership and general partner of DMC-Silvermine Apartments Limited, a Texas limited partnership, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as such general partner of said general partnership as the free and voluntary act of said partnership, for the uses and purposes as therein set forth.

          Given under my hand and Notorial Seal this 29th day of November, 1994.



__________________________________
                                        Notary Public


                                        My Commission Expires:
___________






                            EXHIBIT A


                        LEGAL DESCRIPTION


                            EXHIBIT B


                  PERMITTED EXCEPTIONS TO TITLE


1. Any titles or rights asserted by anyone, including, but not limited to, persons, the public, corporations, governments or other entities,

     a. to tidelands, or lands comprising the shores or beds of navigable or perennial rivers and streams, lakes, bays, gulls or oceans, or

     b. to lands beyond the line of the harbor or bulkhead lines as established or changed by any government, or

     c.  to filled-in lands, or artificial islands, or

     d.  to statutory water rights, including riparian rights, or

     e. to the area extending from the line of mean low tide to the line of vegetation, or the rights of access to that area or easement along and across the area.

2. Standby fees, taxes and assessments by any taxing authority for the year 1994, and subsequent years, and subsequent taxes and assessments by any taxing authority for prior years due to change in land usage or ownership.

3. Mineral Conveyance as provided by instrument dated February 23, 1949 and recorded in Volume 243, page 263 of the Deed Records of Victoria County, Texas ("Deed Records").

4. An undivided one-half interest in all oil, gas and other minerals reserved by instrument dated December 19, 1980 and recorded in Volume 1092, page 723 of the Deed Records.

5. Reservation of a private storm sewer easement as set forth in instrument dated December 22, 1980 and recorded in Volume 1092, page 733 of the Deed Records.

6. Easement and/or Right-of-Way as set forth in instrument dated June 5, 1981 and recorded in Volume 1116, page 800 of the Deed Records.

7. Contract, Easement and Use Restriction dated December 30, 1980 and recorded in Volume 1096, page 681 of the Deed Records.

8.   Rights of tenants in possession under existing leases, as tenants only.

9. Leasehold rights in accordance with Memorandum of Lease dated May 7, 1981 and recorded in Volume 1112, page 541 of the Deed Records and Short Form Lease dated November 15, 1990 and recorded in Volume 1582, page 210 of the Deed Records.

                            EXHIBIT E

                     Surveyor's Certificate

                            EXHIBIT E

                     SURVEYOR'S CERTIFICATE


     I, _________________________, being a Registered Professional Land
Surveyor of the State of Texas, No.           , certify to TGM Realty Corp.
#3, American Title Company and Chicago Title Insurance Company relying upon the accuracy of this survey or plat as follows:

     1. This map or plat and the survey on which it is based were made in accordance with the "Minimum Standard Detail requirements for ALTA/ACSM Land Title Surveys," jointly established and adopted by the American Land Title Association and the American Congress on Surveying and Mapping in 1988 and the current Texas Surveyor's Association Standards and Specifications for a Category 1A, Condition II Survey.

     2. The survey was made on the ground on _______________, 1994 and correctly shows the area of the subject property, the location and type of all buildings, structures and other improvements situated on the subject property, and other matters situated on the subject property.

     3. Except as shown on the survey, there are no visible easements or rights-of-way of record according to the title insurance commitment dated ______________, 1994, issued by Chicago Title Insurance Company.
(______________)

     4. Except as shown on the survey, there are no observable, above ground encroachments (a) by the improvements on the subject property upon adjoining properties, streets or alleys, or (b) by the improvements on adjoining properties, streets or alleys upon the subject property.

     5. The location of each easement, right-of-way, servitude and other matter affecting the subject property and listed in the title insurance commitment dated ______________, 1994, issued by Chicago Title Insurance Company with respect to the subject property, has been shown on the survey, together with appropriate recording references, to the extent that such matters can be located. The property shown on the survey is the property described in that title commitment. The location of all improvements on the subject property is in accord with minimum setback provisions and restrictions of record referenced in such title commitment.

     6. The subject property has access to and from a duly dedicated and accepted public street or highway.

     7. The subject property does not serve any adjoining property for drainage, utilities or ingress or egress.

     8. The record description of the subject property forms a mathematically closed figure.

     9. No portion of the property shown on the survey lies within a Special Hazard Area, as described on the Federal Insurance Rate Map for the community in which the subject property is located.

     The parties listed above are entitled to rely on the survey and this certificate as being true and accurate.


                         ________________________________


                      By
                         Registered Professional Land Surveyor
                    State of Texas No. ___________

                            EXHIBIT F

                 Post-Closing Adjustment Letter







                                   November 29, 1994






TGM Silvermine Inc.
c/o TGM Associates L.P.
650 Fifth Avenue
New York, NY  10019

         Re:   Silvermine Apartments
               Victoria, Texas (the "Premises")

Gentlemen:

         Reference is made to that certain Agreement for Purchase and Sale of Real Estate and Related Property, dated as of October 13, 1994, by and between TGM Realty Corp. #3 and the undersigned ("Agreement"). In connection with the closing adjustments made pursuant to the transfer of title of the Premises by the undersigned to you, a copy of which closing adjustments is annexed hereto, it is hereby agreed that if any arithmetic calculations shall prove to be erroneous, or any adjustment shall be omitted, same shall be adjusted between you and the undersigned after the closing. Any such adjustment shall be paid promptly after same is ascertained. The obligation to correct any erroneous adjustment or to make any additional adjustment in accordance with the above shall survive the Closing. Notwithstanding the foregoing, such closing adjustments made at Closing shall be deemed final and not subject to further post-closing adjustment, except for reproration of real estate taxes as provided in Section 9.B.2 of the Agreement, if no such adjustment is requested within ninety (90) days after the date of closing.

     This letter agreement may be executed in any number of counterparts, which together shall constitute one instrument; provided that this letter agreement shall not be effective unless and until executed by each of the parties hereto.

                                   Very truly yours,


                                   DMC-SILVERMINE APARTMENTS LIMITED, a
                                   Texas limited partnership

                                   By Dinerstein Interests, 1981,
                                   Partnership, a Texas general
                                   partnership, its sole general
                                   partner

                                   By _________________________
                                      Jack Dinerstein
                                      general partner


AGREED TO:

TGM Silvermine Inc.,
a Delaware corporation

By:___________________________
     Its
                            EXHIBIT G

                          Bill of Sale


                          BILL OF SALE


         DMC-Silvermine Apartments Limited, a Texas limited partnership ("Seller"), in consideration of ten dollars ($10.00) and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, does hereby sell, assign, convey, transfer and set over to TGM Silvermine Inc., a Delaware corporation ("Purchaser"), all tangible personal property owned by and in the possession of Seller and used solely in connection with the operation and ownership of that certain tract of real estate located in Victoria, Texas, legally described in Exhibit A attached hereto and made a part hereof ("Premises"), or within the improvements situated on said tract of real estate (such real estate along with the improvements thereon commonly known as Silvermine Apartments, are collectively called the "Property"), including, but not limited to, all fixtures, attachments, appliances, machinery, apparatus and equipment described in Exhibit B attached hereto and made a part hereof, together with all raw materials, work and materials in process, stock in trade, inventory and other equipment and other tangible personal property owned by Seller, attached or appurtenant to, or used in connection with the occupancy of the Premises, it being understood that the enumeration of any specific articles of property shall in nowise result in the exclusion of or be held to exclude any items of property not specifically mentioned (collectively, the "Personal Property"). The Personal Property specifically excludes any computers owed by Seller.

         Seller hereby represents and warrants to Purchaser that Seller is the owner of the Personal Property, that the Personal Property is free and clear of all liens, charges and encumbrances created by Seller, and that Seller has full right, power and authority to sell the Personal Property and to make this Bill of Sale.

         Seller, for itself and its successors, agrees that it shall warrant and defend the title to the Personal Property against the lawful claims of all persons and entities whomsoever claiming against the right, title and interest of Purchaser in the Personal Property, or any part thereof, by, through or under Seller, but not otherwise. All warranties of quality, fitness and merchantability are hereby excluded.

         All representations and warranties of Seller contained herein shall be subject to all of the limitations, terms, provisions and conditions that are contained in Section 8.G of that certain Agreement For Purchase and Sale of Real Estate and Related Property dated as of October 13, 1994 ("Agreement") between Seller and TGM Realty Corp. #3 ("Agreement Limitations").

          The agreements of Seller contained herein shall only be enforceable (subject to the Agreement Limitations) against the property of Seller for the payment of any claims hereunder, including the proceeds of the sale resulting from the Agreement ("Sale Proceeds"). By accepting this instrument, (i) Purchaser agrees to look solely to the property of Seller (subject to the Agreement Limitations) for the enforcement of its rights hereunder (including the Sale Proceeds), and (ii) Purchaser hereby waives any claim or any right to proceed for the enforcement of any of Purchaser's rights hereunder against any of the partners of Seller or any affiliate thereof in their personal or corporate capacities; provided, however, that Purchaser does not waive the right to proceed against the partners of Seller (subject to the Agreement Limitations) to the extent (and only to the extent) that Sale Proceeds are actually distributed to such partners.

         IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed and delivered this 29th day of November, 1994.


                              SELLER:

                              DMC-SILVERMINE APARTMENTS LIMITED, a Texas limited partnership

                              By Dinerstein Interests, 1981,
                              Partnership, a Texas general partnership, its sole general partner

                              By _________________________
                                 Jack Dinerstein
                                 general partner

STATE OF TEXAS           )
                         )    SS.
COUNTY OF HARRIS    )


     I, ____________________, a Notary Public in and for said county, in ths state aforesaid, do hereby certify that Jack Dinerstein, general partner of Dinerstein Interests, 1981, Partnership, a Texas general partnership and general partner of DMC-Silvermine Apartments Limited, a Texas limited partnership, who is personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he signed and delivered the said instrument as such general partner of said general partnership as the free and voluntary act of said partnership, for the uses and purposes as therein set forth.

     Given under my hand and Notorial Seal this 29th day of November, 1994.


                              __________________________________
                              Notary Public


                              My Commission Expires: ___________

                            EXHIBIT A

                        LEGAL DESCRIPTION

                            EXHIBIT B

                DESCRIPTION OF PERSONAL PROPERTY

                            EXHIBIT H

               Assignment and Assumption Agreement


               ASSIGNMENT AND ASSUMPTION AGREEMENT



         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Assignment"), dated as of November 29, 1994 by and between DMC-Silvermine Apartments Limited, a Texas limited partnership ("Assignor"), and TGM Silvermine Inc., a Delaware corporation ("Assignee").


                      W I T N E S S E T H:

         WHEREAS, Assignor or Assignor's predecessors in title have heretofore entered into (i) certain leases with tenants identified in Exhibit B attached hereto and made a part hereof (all of the said leases are sometimes collectively referred to herein as the "Leases") covering space located in the apartment complex known as Silvermine Apartments, and (ii) certain service contracts identified on Exhibit C attached hereto and made a part hereof relating to Silvermine Apartments (all of said service contracts are sometimes collectively referred to herein as the "Service Contracts"), located on certain real property situated in Victoria, Texas being more particularly described on Exhibit A which is attached hereto and made a part hereof ("Property");

         WHEREAS, on the date hereof Assignee is acquiring various real and personal property constituting or situated on the Property, and Assignee desires to purchase from Assignor, and Assignor desires to sell and assign to Assignee, all of Assignor's right, title and interest in (i) the Leases, together with Seller's interest in all other leases with tenants covering space located at Silvermine Apartments whether or not identified on Exhibit B hereto, (ii) the Service Contracts, (iii) all architectural plans, drawings, land plans, master plans, surveys and specifications for the Property in the possession of Assignor ("Plans"), (iv) all licenses, warranties and permits pertaining to the Property currently in effect and in the possession of Assignor ("Permits and Warranties"), (v) the right, if any, to use the name "Silvermine Apartments" ("Name Right"), and (vi) copies of any existing books, records (including current business records), documents and intangible property (other than accounts, accounts receivable and computer programs) desired by Assignee pertaining to the operation, maintenance, repair and leasing of the Property in Assignor's possession and located at the Property (collectively, the "Miscellaneous Intangible Property").

         NOW, THEREFORE, for and in consideration of the purchase and sale of the Property, the agreements and covenants herein set forth, and other good and valuable consideration on this day paid and delivered by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged and confessed by Assignor, Assignor does hereby GRANT CONVEY and ASSIGN unto Assignee, all of Assignor's right, title and interest in and to the Leases, the Service Contracts, the Plans, the Permits and Warranties, the Name Right and the Miscellaneous Intangible Property.

        1. It is specifically agreed that Assignor shall not be responsible to (i) the lessees under the Leases, or (ii) the other parties under the Service Contracts, for the discharge and performance of any and all duties and obligations to be performed and/or discharged by Assignor thereunder after the date hereof. By accepting this Assignment and by its execution hereof, Assignee hereby assumes and agrees to perform all of the terms, covenants and conditions of the Leases and Service Contracts on the part of Assignor therein required to be performed, from and after the date hereof, but not prior thereto, including but not limited to the obligation to repay in accordance with the terms of the Leases to the lessees thereunder any and all security and prepaid rental deposits and all interest thereon, but only to the extent Assignee has received a credit thereof to the Purchase Price (as defined in the Agreement) from Assignor. Assignee covenants and agrees to indemnify, protect, defend and hold harmless Assignor from and against any and all claims, actions, losses, costs and expenses (including reasonable attorneys' fees and costs) incurred by Assignor existing in favor of or asserted by (i) the lessees under the Leases, or (ii) the other parties under the Service Contracts, arising out of or relating to Assignee's failure to perform any of the obligations of Assignor under any of the Leases or Service Contracts after the date hereof, but Assignee shall have no obligation to assume the performance of (a) any service contracts not set forth on Exhibit C hereto, or (b) any obligation of Assignor to pay for tenant improvement work, cash work allowances, or leasing commissions pursuant to any new Lease (and/or any extensions, modifications, renewals, or options exercised thereunder), except as provided pursuant to Section 3.B of the Agreement.

        2.     Subject to the limitations provided hereinbelow and in
Section 8.G of that certain Agreement for Purchase and Sale of Real Estate and Related Property ("Agreement") dated as of October 13, 1994 between Assignor and TGM Realty Corp. #3 ("Agreement Limitations"), Assignor hereby agrees to indemnify, protect, defend and hold harmless Assignee from and against any claims, actions, losses, costs and expenses (including reasonable attorneys' fees and costs) incurred by Assignee as a result of claims or causes of action being brought against Assignee, (i) with respect to leasing commissions pursuant to all Leases (and/or any extensions, modifications, renewals thereto, or options exercised thereunder prior to the date hereof) except as otherwise set forth in Section 3.B of the Agreement, (ii) as Assignor's successor in interest to the Leases relating to causes of action accruing prior to the date hereof arising from a breach of the Leases and the obligations of the lessor thereunder (including but not limited to the obligation to pay for tenant improvement work and cash work allowances, except as otherwise set forth in Section 3.B of the Agreement), and, including, without limiting the generality of this clause (ii), the obligation of Assignor to pay all security deposits to lessees under the Leases which are due and owing, except those as to which (x) Assignee has received a credit against the Purchase Price (but only to the extent of such credit), and/or
(y) Assignor has previously applied, provided such application does not violate the terms of Section 3.H of the Agreement, (iii) as Assignor's successor in interest to the Service Contracts, relating to causes of action accruing specifically and solely prior to the date hereof, and (iv) as Assignor's successor in interest to all service contracts not set forth on Exhibit C annexed hereto.

        3. All of the covenants, terms and conditions set forth herein shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, legal representatives, successors and assigns.

        4. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument; provided that this Assignment shall not be effective unless and until executed by each of the parties hereto.

        5. The agreements of Assignor contained herein shall only be enforceable (subject to the Agreement Limitations) against the property of Assignor, including the proceeds of the sale of the Property as set forth in the Agreement ("Sale Proceeds") for the payment of any claims hereunder. By executing this instrument, (i) Assignee agrees to look solely to the property of Assignor (subject to the Agreement Limitations), including the Sale Proceeds, for the enforcement of its rights hereunder, and (ii) Assignee hereby waives any claim or any right to proceed for the enforcement of any of Assignee's rights hereunder against any of the partners of Assignor or any affiliate thereof, in their personal or corporate capacities; provided, however, that Assignee does not waive the right to proceed against the partners of Assignor (subject to the Agreement Limitations) to the extent (and only to the extent) that Sale Proceeds are actually distributed to such partners.

         IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption Agreement to be executed effective as of the date first set forth above.


                              ASSIGNOR:

                              DMC-SILVERMINE APARTMENTS LIMITED, a Texas limited partnership

                              By Dinerstein Interests, 1981,
                              Partnership, a Texas general partnership, its sole general partner

                              By _________________________
                                 Jack Dinerstein
                                 general partner


                              ASSIGNEE:


                              TGM SILVERMINE INC., a Delaware
                              corporation


                              By:
                                   Its
                            EXHIBIT A

                        LEGAL DESCRIPTION
                            EXHIBIT B

                         LIST OF LEASES
                            EXHIBIT C

                    LIST OF SERVICE CONTRACTS


Contracting Party   Date of Contract    Purpose of Contract

Kwik Wash Laundries,     November 5, 1990         Coin Operated Laundry
Inc.                                              Equipment

Pac Tel Paging           July 10, 1991            Pagers

Waste Management of      July 10, 1991            Trash Removal
Southeast Texas

CSC Credit Services,     August 25, 1993          Credit Reports
Inc.

CSC Credit Services,     July 31, 1992            Lease of Credit Bureau
Inc.                                              Terminal

Minolta Corporation      September 24, 1993       Copier

Southwestern Bell        October 13, 1993         Yellow Pages Advertising
Yellow Pages, Inc.

Wilson's Professional    January 15, 1993         Landscaping
Lawn Service, Inc.

National Bugmobiles,     February 1, 1989         Pest Control
Inc.

Corridor Pest Control    October 11, 1990         Termite Contract

AT&T Information         April 11, 1989           Phone Equipment Lease
Systems, Inc.

                                  EXHIBIT I

                         Tenant Notification Letter

                                  EXHIBIT I

                           [Letterhead of Seller]




                                                  [Date]
CERTIFIED MAIL/RETURN RECEIPT
REQUESTED AND BY HAND

_____________________________
_____________________________
_____________________________


[Tenant]


                         Re:  Acquisition of Silvermine Apartments
                               Victoria, Texas (the "Property")


Dear ______________________:

      We are pleased to announce that TGM Silvermine Inc. ("TGM") has today acquired the Property from DMC-Silvermine Apartments Limited. TGM's address is: c/o TGM Associates L.P., 650 Fifth Avenue, New York, New York 10019.

      Your security deposit (including any pet deposit) in the amount of
$        paid in accordance with your lease at the Property ("Lease") has been transferred to TGM.

      From this day forward, all checks payable to the landlord under your Lease should be made payable to "Silvermine Apartments" at the on-site manager's office.

      Should you have any questions concerning the acquisition of the Property by TGM, please call Steven Macy at (212) 830-9300.

      This notice is being given to you in accordance with Section 92.105 of the Texas Code.

                                                  Very truly yours,

                                                  DMC-SILVERMINE APARTMENTS
                                                  LIMITED, a Texas limited
                                                  partnership


                         By Dinerstein Interests, 1981, Partnership, a
                         Texas general partnership, its sole general partner

                                                  By ________________
                                                     Jack Dinerstein
                                                     general partner

Consented to:

TGM Silvermine Inc.

By:
    Its:
                                  EXHIBIT J

                                   FIRPTA

                            NON-FOREIGN AFFIDAVIT

     Section 1445 of the Internal Revenue Code provides that the transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon the disposition of a U.S. real property interest by DMC-Silvermine Apartments Limited, a Texas limited partnership
("Seller"), Seller hereby certifies the following: (1) Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations); (2) the U.S. employer identification number for Seller is 36-3112873; (3) the office address for Seller is 6363 Woodway, Houston, Texas 77057; and (4) the Internal Revenue Service has not issued any notice with respect to Seller or listed Seller as a person whose affidavit may not be relied upon for purposes of Section 1445 of the Internal Revenue Code.

     Seller understands that this certification may be disclosed to the Internal Revenue Service by the transferee and that any false statement contained herein could be punished by fine, imprisonment or both.

     The undersigned declares that I have examined this certification, and, to the best of my knowledge and belief, it is true, correct and complete, and I further declare that I have authority to sign this document on behalf of Seller.

      The certifications contained herein shall only be enforceable against the property of Seller. By its acceptance of this Affidavit, the transferee hereby (i) agrees to look solely to the property of Seller, and (ii) waives any claim or any right hereunder against any of the partners of Seller or any affiliate thereof, in their personal or corporate capacities.

Dated:  November 29, 1994

                              DMC-SILVERMINE APARTMENTS LIMITED, a Texas limited partnership

                              By Dinerstein Interests, 1981, Partnership, a Texas general partnership, its sole general partner

                              By _________________________
                                 Jack Dinerstein
                                 general partner